EXHIBIT 10.2
INVESTORS BANCORP, INC.

CHANGE IN CONTROL AGREEMENT
FOR
THOMAS F. SPLAINE, JR.

This AGREEMENT is effective as of the 1st day of January, 2016 (the “Effective Date”) by and between INVESTORS BANCORP, INC., a Delaware corporation with its principal place of business at 101 JFK Parkway, Short Hills, New Jersey 07078 (the “Company”), and Thomas F. Splaine, Jr. (the “Executive”). Any reference to “Bank” herein shall mean Investors Bank; a New Jersey chartered stock savings bank or any successor thereto.  The Agreement conforms to Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations (the “Final Regulations”) promulgated thereunder.

WHEREAS, the Company recognizes the substantial contribution the Executive has made to the Company and its wholly-owned subsidiary, the Bank, and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive has agreed to serve as a Senior Vice President for the Bank, a position of substantial responsibility; and

WHEREAS, Code Section 409A deems certain severance and other payments to Executive herein to be nonqualified deferred compensation that must comply with its terms or subject Executive to additional taxes and penalties.

NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

The “term” of this Agreement shall be twenty-four (24) full calendar months from the Effective Date, and shall include any extension or renewal made pursuant to this Section.  Commencing on the first anniversary of the Effective Date and continuing on each anniversary date thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be two (2) years unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of twenty-four (24) months following such Anniversary Date.

2.	PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

This Agreement provides for certain payments and benefits to Executive only in the event of Change in Control followed by a termination of Executive’s services as described in this Agreement.

(a) Upon the occurrence of a Change in Control of the Company or the Bank (as herein defined) followed at any time during the term of this Agreement by Executive’s voluntary termination of employment in accordance with this Section 2(a) or involuntary termination of the Executive’s employment, other than for Just Cause (as defined in Section 2(c) hereof), the provisions of Section 3 shall apply, provided that such termination of employment constitutes a “Separation from Service” within the meaning of Code Section 409A and the Final Regulations. Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either the Bank or the Company is merged into another entity in connection with the Change in Control and will not operate as a stand-alone, independent entity), a reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control, provided that in each case, Executive has given the Company 30 days’ written notice within 90 days following the date of the initial existence of the condition and the Company has had at least 30 days in which to remedy the situation, provided that the Company may elect to waive said 30 day period.

(b)  A “Change in Control” of the Company or the Bank shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Company or the Bank within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “BHCA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank or similar transaction in which the Company or Bank is not the surviving institution occurs; or (d) a proxy statement is distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) Even if a Change in Control shall occur, the Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause.  The phrase “Just Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Company or Bank (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company. Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Just Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting  at which the Executive shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by his not in good faith without reasonable believe that his action or omission was in the best interest of the Company and the Bank.  Upon a finding of Just Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 4 below.

3.	TERMINATION

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of the Executive’s employment other than due to termination for Just Cause, or voluntary termination for one or more of the reasons set forth in Section 2(a) hereof, the Company shall be obligated to pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum equal to one and one half times the sum of (i) the highest rate of base salary, and (ii) highest rate of bonus awarded to the Executive during the prior three years, subject to applicable withholding taxes.  If the Executive has been employed by the Company for less than one year, then the severance pay shall be a sum equal to eighteen times the highest monthly salary, and one and one half times the highest rate of bonus awarded to Executive.

(b) Upon the occurrence of a Change in Control of the Company followed at any time during the term of this Agreement by the Executive’s involuntary termination of employment other than for termination for Just Cause, or voluntary termination for one or more of the reasons set forth in Section 2(a) hereof, the Company shall cause to be continued at no cost to Executive, life, and nontaxable medical and dental coverage substantially identical to the coverage maintained by the Company for the Executive prior to his severance. Such coverage and payments shall cease upon expiration of eighteen months.

(c) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any other employee benefit plan with respect to options and such other rights as may have been granted to the Executive under such plans.

(d) Any cash severance payments shall be made in a lump sum within thirty (30) days of Executive’s termination of employment.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment with the Company.  Notwithstanding the foregoing, if Executive is a Specified Employee, as defined in Code Section 409A, and any payment to be made under sub-paragraph (a) of this Section 3 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(e) For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and Executive reasonably anticipate that no further services will be performed by the Executive after the date of Executive’s termination of employment (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide services in the 36 months immediately preceding Executive’s termination of employment.

(f) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.  Notwithstanding anything to the contrary herein, if it is determined that having the Executive make such determination would violate Code Section 409A, then the reduction shall be made to Executive’s cash severance payment pursuant to Section 3(a) of this Agreement.

4.	NOTICE OF TERMINATION

Any purported termination of Executive’s employment by the Company (for these purposes, termination of Executive’s employment by the Bank shall be deemed termination by the Company) or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall be immediate).  In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company, provided, however, that in the event that the payment of any amounts due under Section 3 above is made by the Bank, such payment shall offset the payment due from the Company hereunder.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to his without reference to this Agreement.

7.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and assigns.

8.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	REQUIRED PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Association, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that subject to Section 3(c) hereof, the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, provided, however, that such reimbursement shall occur no later than two and one-half (2-1/2) months after the end of the year in which the dispute is settled or resolved in the Executive’s favor.

14.	SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

15.	OBLIGATIONS OF COMPANY

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Company under this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, as of the day and date below.

INVESTORS BANCORP, INC.

By:           /s/ Kevin Cummings
Kevin Cummings, President and CEO

EXECUTIVE

By:           /s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.